EXHIBIT 5.1

Clifford Chance US LLP
June 3, 2011

Retail Opportunity Investments Corp.
3 Manhattanville Road
Purchase, New York  10577

Re:           Registration Statement on Form S-8 Filed by Retail Opportunity Investments Corp.

Ladies and Gentlemen:

We have acted as counsel for Retail Opportunity Investments Corp., a Maryland corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), of Post-Effective Amendment No. 1 to registration statement on Form S-8 File No. 333-170692 (the "Post-Effective Amendment") relating to the registration of up to 4,000,000 shares (the "Shares") of the Company’s common stock, par value $0.0001 per share ("Common Stock") issuable pursuant to the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the "Plan"). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares offered pursuant to the Plan have been or will be, when issued in the manner and for the consideration contemplated by the Plan, validly issued and fully paid and such Shares are or will be non-assessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law and we express no opinion as to the effect of the laws of any other jurisdiction.  In addition, we have assumed that the resolutions of the Company's board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

This letter has been prepared for your use in connection with the Post-Effective Amendment and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP